Exhibit 99.1


       PolyMedica Reports Results for Fiscal 2008 First Quarter

    WAKEFIELD, Mass.--(BUSINESS WIRE)--July 31, 2007--PolyMedica
Corporation (NASDAQ: PLMD):

    Fiscal 2008 First Quarter Highlights:

    -- Net revenues were $190.6 million, an increase of 22% over the prior year;

    -- Earnings per share were $0.49, an increase of 96% over the prior year;

    -- Diabetes revenues were $126.6 million, an increase of 11% over the prior year;

    -- Pharmacy revenues were $64.0 million, an increase of 52% over the prior year; and

    -- Operating cash flow was $19.1 million compared with $16.8 million in the prior year.

    PolyMedica Corporation (NASDAQ: PLMD) today reported revenue growth of 22% to $190.6 million in the first fiscal quarter of 2008 compared with $155.9 million for the same period last year. Net income for the quarter was $11.4 million, or $0.49 per diluted share, compared with $5.9 million, or $0.25 per diluted share, in the first quarter of fiscal 2007. In accordance with Statement of Financial Accounting Standards (SFAS) No. 123R, "Share-Based Payment," the Company recognized $3.1 million of pre-tax stock-based compensation expense ($1.9 million after taxes, or $0.08 per diluted share) during the first quarter of fiscal 2008. Excluding the impact of stock-based compensation expense in both periods, earnings per share for the first quarter of fiscal 2008 were $0.57 compared with $0.33 in the prior year period.

    Commenting on the Company's results, Chief Executive Officer Patrick Ryan said, "The Company continued to successfully execute on its strategic initiatives, reporting strong revenue growth in both the diabetes and pharmacy businesses. Earnings per share continue to grow as we reported 96% growth from a year ago. Our balance sheet remains strong as we generated over $19 million in operating cash flow and repaid $12.8 million in debt. We're excited and encouraged by our future opportunities including the expansion of our services in fiscal 2008."

    Mr. Ryan continued, "While we are pleased with the Company's position and this quarter's strong financial results, we are saddened by the recent passings of our Chairman, Tom Pyle, and a former Board member, Dan Bernstein, who recently retired after 12 years of service. Tom and Dan helped shape the Company's future and were trusted advisors and friends."

    Recently, the Company entered into an agreement with Blue Cross Blue Shield of Florida ("BCBSF") that reduces reimbursement for certain medications. The agreement, which will impact the Company's pharmacy segment, is expected to reduce revenue and operating income by approximately $9 million in fiscal 2008, and, on an annualized basis, $15 million.

    Commenting on the BCBSF agreement and the outlook for the remainder of the fiscal year, Mr. Ryan added, "The BCBSF contract, which we highlighted in the past as the Pharmacy FEP contract, is a legacy contract that hasn't been a critical element of our company's growth strategy. When we developed our financial projections and guidance for fiscal 2008, we considered, among other factors, the possibility of a price reduction in the BCBSF contract. As a result, we continue to believe that we'll be able to achieve our earnings guidance for the year by building on the first quarter's strong growth, leveraging our platform and reducing product and SG&A costs. Our abilities to operate efficiently, provide superior service and adapt to change are fundamental strengths. We're well positioned strategically and focused on continuing to execute upon our growth plan."


Results of Operations for First Quarter
Net revenues:
                         Three Months Ended
                     ---------------------------
                     June 30, March 31, June 30, Prior Year Prior Year
(in thousands)         2007     2007      2006    $ Change   % Change
                     -------- --------- -------- ---------- ----------
Diabetes             $126,596  $123,550 $113,783    $12,813        11%
Pharmacy               64,029    54,723   42,106     21,923        52%
                     -------- --------- -------- ---------- ----------
Net revenues         $190,625  $178,273 $155,889    $34,736        22%
                     ======== ========= ======== ========== ==========


    Net revenues in the first quarter of fiscal 2008 increased 22% to $190.6 million compared with $155.9 million for the same period last year. Diabetes revenue increased $12.8 million, or 11%, from last year's first quarter, primarily due to an 8% increase in diabetes patients and a 5% increase in revenue per shipment.

    Pharmacy revenue increased $21.9 million, or 52%, from last year's first quarter, primarily due to the increase in patients served through the Company's Medicare Part D drug benefit program. The
Company dispensed 655,000 prescriptions in the first quarter compared with 408,000 dispensed prescriptions in the prior year period.

    The provision for sales returns and allowances in the first quarter of 2008 was $4.0 million, or 2.1% of gross revenues, compared with $3.4 million, or 2.1% of gross revenues, in last year's first quarter.


Gross Margin:
                         Three Months Ended
                     ---------------------------
                     June 30, March 31, June 30, Prior Year Prior Year
(in thousands)         2007     2007      2006    $ Change   % Change
                     -------- --------- -------- ---------- ----------
Diabetes              $74,808   $72,174  $63,605    $11,203        18%
Pharmacy               11,084     9,766    8,728      2,356        27%
                     -------- --------- -------- ---------- ----------
Gross margin          $85,892   $81,940  $72,333    $13,559        19%
                     ======== ========= ======== ========== ==========


    Gross margin dollars in the first quarter increased 19% to $85.9 million from $72.3 million for the same period last year. Diabetes gross margin dollars increased $11.2 million and Pharmacy gross margin dollars increased $2.4 million from last year. Overall, the Company's gross margin was 45.1% of net revenues in the first quarter compared with 46.4% last year and 46.0% in the fourth quarter of fiscal 2007. Diabetes gross margin was 59.1% in the first quarter compared with 55.9% last year and 58.4% in the fourth quarter of fiscal 2007. The increase in Diabetes gross margin from last year and last quarter was primarily attributable to a decrease in diabetes product costs.

    Pharmacy gross margin was 17.3% in the first quarter ended June 30, 2007, compared with 20.7% in the prior year and 17.9% in the fourth quarter of fiscal 2007. The decrease in Pharmacy gross margin from last year and last quarter was due to the growth in net revenues attributable to the Liberty Part D drug benefit program, which generates a lower product gross margin than the historical Pharmacy business. In addition, the decrease in Pharmacy gross margins from last quarter also related to an increase in brand prescription revenue that generates lower gross margins than generic prescription revenue.


Selling, general and administrative expenses:
                                               Three Months Ended
                                           ---------------------------
                                           June 30, March 31, June 30,
(in thousands)                               2007     2007      2006
                                           -------- --------- --------
Employee compensation and benefits          $26,079   $24,160  $24,359
Direct-response advertising amortization     13,194    13,154   11,642
Depreciation expense                          2,724     2,781    2,456
Amortization of intangible assets             4,659     3,800    2,425
Provision for doubtful accounts               6,326     5,157    5,397
Stock-based compensation                      3,077     2,814    3,014
Other                                        10,291    12,682   10,971
                                           -------- --------- --------
Selling, general and administrative
 expenses                                   $66,350   $64,548  $60,264
                                           ======== ========= ========

As a percentage of net revenues               34.8%     36.2%    38.7%
                                           ======== ========= ========

    The $6.1 million increase in selling, general and administrative expense from last year related primarily to increases in the amortization of direct-response advertising and intangible assets related to higher spending in these areas during the past year. In addition, employee compensation and benefits and provision for doubtful accounts increased as a result of growth in the Company's diabetes and pharmacy businesses. Other SG&A expense primarily includes legal, accounting, communications cost and marketing expense. SG&A expense, in dollars, increased from the fourth quarter of fiscal 2007 by $1.8 million. As a percentage of revenue, SG&A expense in the first quarter of fiscal 2008 was 34.8% compared with 38.7% last year and 36.2% in the fourth quarter of fiscal 2007.

    Other income and expense:

    Other income and expense of $1.5 million decreased $1.3 million from last year due to a reduction in the overall interest rate as a result of the Company's issuance of 1% coupon convertible notes in the second quarter of fiscal 2007. Other income and expense was $1.7 million in the fourth quarter of fiscal 2007. The overall weighted average interest rate on all debt was 3.1% in the first quarter compared with 2.6% in the fourth quarter and 6.5% in last year's first quarter.


Balance Sheet and Cash Flow Highlights
The Company's cash flows for the three months ended June 30, 2007 and 2006, included the following:

                                              Three Months
                                                  Ended
                                            -----------------
                                            June 30, June 30,    $
                                             2007     2006     Change
                                            -------- -------- --------
Summary Cash Flow Data:
Cash flows from operating activities        $19,053  $16,769   $2,284
Cash flows used for investing activities     (3,066) (11,613)   8,547
Cash flows used for financing activities    (14,111) (11,669)  (2,442)
                                            -------- -------- --------
Net change in cash and cash equivalents       1,876   (6,513)   8,389
Beginning cash and cash equivalents           2,093    9,101   (7,008)
                                            -------- -------- --------
Ending cash and cash equivalents             $3,969   $2,588   $1,381
                                            ======== ======== ========

                                              Three Months
                                                  Ended
                                            -----------------
                                            June 30, June 30,    $
                                             2007     2006     Change
                                            -------- -------- --------
Additional Cash Flow/Balance Sheet Data:
Purchase of property, plant and equipment   $(2,458)   $(444) $(2,014)
Purchase of patient lists and other
 contracts                                     (608) (11,169)  10,561
Direct response advertising expenditures    (15,579) (15,396)    (183)
Repayment of debt                           (12,800) (10,000)  (2,800)
A/R days sales outstanding                       54       58
Inventory days on hand                           29       36


                                                    Three     Twelve
                                                   Months     Months
                                                    Ended     Ended
                                                  June 30,   June 30,
                                                    2007       2007
                                                  --------- ----------
Diabetes Patients:
Diabetes patients, beginning of period             943,000    888,000
New diabetes patients from marketing
 programs                                           55,000    198,000
New diabetes patients from acquisitions              6,000     52,000
Patient attrition                                  (47,000)  (181,000)
                                                  --------- ----------
Diabetes patients as of June 30, 2007              957,000    957,000
                                                  ========= ==========

Other Key Operating Metrics:
                                              Three Months Ended
                                        ------------------------------
                                        June 30,  March 31,  June 30,
                                          2007      2007       2006
                                        --------- --------- ----------
Diabetes:
Diabetes shipments                       661,000   653,000    619,000
Revenue per shipment                    $    179  $    175  $     170
Quarterly reorder rate                      91.7%     93.1%      93.2%
Patient retention                           95.0%     95.3%      95.3%
Acquisition cost per patient - multi-
 channel marketing                      $    282  $    298  $     336
Other revenue included in Diabetes
 segment (000s)                         $  8,543  $  9,156  $   8,185

Pharmacy:
Dispensed prescriptions                  655,000   572,000    408,000
Patients receiving prescriptions during
 quarter                                 115,000   100,000     83,000
Average prescriptions shipped to each
 patient in quarter                         5.69      5.72       4.90
Revenue per dispensed prescription      $     98  $     96  $     103
Gross margin per dispensed prescription $     17  $     17  $      21
Brand revenue dollars as % of total
 Pharmacy revenue                           81.7%     81.0%      83.0%
Brand prescriptions as % of total
 Pharmacy prescriptions                     52.6%     49.1%      54.2%

    Conference Call and Replay

    PolyMedica management will host a conference call and live webcast tomorrow, Wednesday, August 1, 2007, at 9:00 a.m. Eastern time to discuss the Company's financial results. The number to call for this interactive conference call is 1-800-728-2167. A 90-day online replay will be available beginning approximately one hour following the conclusion of the live broadcast. A link to these events can be found on the Company's website at www.polymedica.com or at www.earnings.com.

    About PolyMedica

    For more than a decade, PolyMedica Corporation has been the nation's largest provider of blood glucose testing supplies and related services to people with diabetes and today serves more than 957,000 active diabetes patients. The Company also offers a full service pharmacy to meet patients' medication needs and provides patient education to help its patients better manage their health conditions. Through proactive patient outreach, convenient home delivery and administrative support, PolyMedica makes it simple for patients to obtain the supplies and medications they need, while encouraging compliance with physicians' orders. More information about PolyMedica can be found on the Company's website at www.polymedica.com.

    This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, rules and regulations promulgated under the Act, unanticipated changes in Medicare reimbursement, successful participation in new reimbursement programs, outcomes of government reviews, inquiries, investigations and related litigation, continued compliance with government regulations, fluctuations in customer demand, management of rapid growth, competition from other healthcare product vendors, timing and acceptance of new product introductions, general economic conditions, geopolitical events and regulatory changes, as well as other especially relevant risks detailed in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended March 31, 2007, and Quarterly Reports on Form 10-Q for the periods ended December 31, September 30, and June 30, 2006. The information set forth herein should be read in light of such risks. The Company assumes no obligation to update the information contained in this press release.

                        POLYMEDICA CORPORATION
                Consolidated Statements of Operations
               (In thousands, except per share amounts)

                                   Three Months Ended
                                   -------------------
                                   June 30,  June 30,     $      %
                                     2007      2006     Change  Change
                                   --------- --------- -------- ------

Net revenues                       $190,625  $155,889  $34,736  22.3%
Cost of sales                       104,733    83,556   21,177  25.3%
                                   --------- --------- --------

Gross margin                         85,892    72,333   13,559  18.7%
Selling, general and
 administrative expenses             66,350    60,264    6,086  10.1%
                                   --------- --------- --------

Income from operations               19,542    12,069    7,473  61.9%
Other income and expense             (1,464)   (2,757)   1,293  46.9%
                                   --------- --------- --------

Income before income taxes           18,078     9,312    8,766  94.1%

Income tax provision                  6,689     3,399    3,290  96.8%
                                   --------- --------- --------

Net income                         $ 11,389  $  5,913  $ 5,476  92.6%
                                   ========= ========= ========

Diluted earnings per share         $   0.49  $   0.25  $  0.24  96.0%
                                   ========= ========= ========

Weighted average shares, diluted     23,414    23,538     (124) (0.5%)


                        POLYMEDICA CORPORATION
                     Consolidated Balance Sheets
                            (In thousands)

                                                    June 30, March 31,
                                                      2007     2007
                                                    -------- ---------
                                ASSETS

Current assets
  Cash and cash equivalents                         $  3,969  $  2,093
  Accounts receivable, net                           114,714   117,309
  Inventories                                         34,061    37,554
  Deferred income taxes                                4,787     4,787
  Prepaid expenses and other current assets           22,550    18,344
                                                    -------- ---------

     Total current assets                            180,081   180,087

Property, plant and equipment, net                    60,831    61,098
Goodwill                                              64,598    64,598
Intangible assets, net                                42,819    46,870
Direct response advertising, net                     103,815   101,487
Notes receivable                                      14,657    14,433
Other assets                                           8,181     8,873
                                                    -------- ---------

     Total assets                                   $474,982  $477,446
                                                    ======== =========

                 LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses             $ 57,825  $ 61,423
  Current portion, capital lease obligations             664       804
                                                    -------- ---------

  Total current liabilities                           58,489    62,227

Capital lease and other obligations                    5,221     2,252
Convertible notes                                    180,000   180,000
Credit facility                                       45,900    58,700
Deferred income taxes                                 11,994    12,351
                                                    -------- ---------

     Total liabilities                               301,604   315,530
     Total shareholders' equity                      173,378   161,916
                                                    -------- ---------

     Total liabilities and shareholders' equity     $474,982  $477,446
                                                    ======== =========


                        POLYMEDICA CORPORATION
   Statement of Operations - Reconciliation of Non-GAAP Financial
                               Measures
               (In thousands, except per share amounts)

                                              Three Months Ended
                                                June 30, 2007
                                        ------------------------------
                                        Reported    Stock-    Adjusted
                                          GAAP      Based     Non-GAAP
                                         Totals  Compensation  Totals
                                        -------- ------------ --------
Income before income taxes               $18,078      $ 3,077  $21,155
Income tax provision                       6,689        1,138    7,827
                                        -------- ------------ --------
Net income                               $11,389      $ 1,939  $13,328
                                        ======== ============ ========

Diluted earnings per share               $  0.49      $  0.08  $  0.57
                                        ======== ============ ========

Weighted average shares, diluted          23,414       23,414   23,414

                                              Three Months Ended
                                                June 30, 2006
                                        ------------------------------
                                        Reported    Stock-    Adjusted
                                          GAAP      Based     Non-GAAP
                                         Totals  Compensation  Totals
                                        -------- ------------ --------
Income before income taxes               $ 9,312      $ 3,014  $12,326
Income tax provision                       3,399        1,100    4,499
                                        -------- ------------ --------
Net income                               $ 5,913      $ 1,914  $ 7,827
                                        ======== ============ ========

Diluted earnings per share               $  0.25      $  0.08  $  0.33
                                        ======== ============ ========

Weighted average shares, diluted          23,538       23,538   23,538


    The Company believes that referring to these non-GAAP totals facilitates a better understanding of its annual operating results.


    CONTACT: PolyMedica Corporation
             Stephen C. Farrell, President, 781-486-8111